EXHIBIT 99.1

FOR IMMEDIATE RELEASE                  CONTACT:  MATTHEW T. MCCLANE, PRESIDENT
                                                 KEARNY FEDERAL SAVINGS BANK
                                                 (201) 991-4100

                                                 WILLIAM M. BRICKMAN, PRESIDENT
                                                 1ST BERGEN BANCORP
                                                 (201) 939-3400


       1ST BERGEN BANCORP AND KEARNY FEDERAL SAVINGS BANK AGREE TO MERGE

         COMBINATION CREATES A MAJOR FINANCIAL INSTITUTION IN NEW JERSEY
                    WITH APPROXIMATELY $1.1 BILLION IN ASSETS


        WOOD-RIDGE, NEW JERSEY (OCTOBER 15, 1998) . . . . 1st Bergen Bancorp
(NASDAQ:FBER), the parent corporation of South Bergen Savings Bank, and Kearny Federal Savings Bank ("Kearny"), a mutual savings bank, announced today that their respective Boards of Directors have approved a definitive agreement whereby 1st Bergen Bancorp would be acquired by Kearny, and South Bergen Savings Bank would be merged with and into Kearny. The agreement is subject to certain contingencies, including regulatory approval and the approval of the shareholders of 1st Bergen.

        The transaction will create a nine-branch network covering four counties in northern New Jersey, with total combined assets of approximately $1.1 billion.

        Shares of 1st Bergen Bancorp issued and outstanding at the time the merger becomes effective will be converted into the right to receive $24.00 in cash.

        William M. Brickman, President of 1st Bergen Bancorp, said, "We are pleased to affiliate with Kearny Federal Savings Bank, a bank with a long and successful history. This is a huge plus for our shareholders, employees, depositors, loan customers and the communities we serve."

        Matthew T. McClane, President of Kearny, said, "We are excited about the merger. Kearny has grown and prospered as a community financial institution since 1884, and we will now be able to provide services and products at more offices over an expanded geographical area to our existing and new customers."

        1st Bergen Bancorp has granted to Kearny an option to purchase approximately 20% of the voting stock of 1st Bergen Bancorp at $17.50 per share, exercisable under certain circumstances.

        1st Bergen Bancorp, headquartered in Wood-Ridge, New Jersey, is a savings and loan holding company and the parent of South Bergen Savings Bank. South Bergen Savings Bank is a federally-chartered savings bank, having its principal place of business in Wood-Ridge, New Jersey. At June 30, 1998, 1st Bergen Bancorp had total assets of $300.75 million and total stockholders' equity of $34.88 million. South Bergen Savings Bank operates four banking offices, located in Wood-Ridge, East Rutherford, Wanaque and Montville, New Jersey.

        Kearny Federal Savings Bank is a federal mutual savings bank, having its principal place of business in Kearny, New Jersey. At June 30, 1998, Kearny Federal Savings Bank had total assets of $793.58 million and total equity capital of $177.83 million. Kearny Federal Savings Bank operates five banking offices, located in Kearny, Harrison, Lyndhurst, North Arlington and Rutherford, New Jersey.

        Statements contained in this news release which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


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